Exhibit 77c: Matters Submitted to a Vote of Security Holders

On May 5, 2016, a Special Meeting of Shareholders of the TFS Market Neutral Fund, TFS Small Cap Fund and TFS Hedged Futures Fund (individually, a “Fund,” collectively, the “Funds”), each a series of TFS Capital Investment Trust (the “Trust”), was held for the purpose of voting on the following Proposals:

PROPOSAL 1.	To approve, with respect to each Fund, a new Investment Advisory Agreement with TFS Capital LLC (to be voted on separately by shareholders of each Fund)
PROPOSAL 2.	To elect four individuals to serve on the Board of Trustees of the Trust (to be voted on by all shareholders of the Funds collectively)
PROPOSAL 3.
To approve adjournments of the Meeting from time to time to solicit additional proxies if there are insufficient votes at the time of the Meeting to constitute a quorum or to approve the other Proposals.

The total number of shares of the Funds present in person or by proxy are set forth below:

Fund	Shares Outstanding	Shares Present	% of Total Shares Outstanding
TFS Market Neutral Fund	46,056,616	32,893,829	71.42%
TFS Small Cap Fund	7,253,100	3,718,828	51.27%
TFS Hedged Futures Fund	1,715,592	1,237,501	72.13%
Total Trust	55,025,308	37,850,158	68.78%

The following Proposals were approved by shareholders. The results of the voting were as follows:

Trust Level Vote (all shareholders voting collectively)

Proposal 2:                          To elect four individuals to serve on the Board of Trustees of the Trust.

	For	Withhold
Gregory R. Owens	36,509,720	955,835
Mark J. Malone	36,592,945	872,610
Brian O’Connell	36,500,568	964,987
Eric S. Newman	36,588,475	877,080

TFS Market Neutral Fund

Proposal 1:	To approve, with respect to the TFS Market Neutral Fund, a new investment advisory agreement with TFS Capital LLC.

For	Against	Abstain
23,112,904	65,790	846,186

Proposal 3:	To approve adjournments of the meeting from time to time to solicit additional proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to approve Proposals 1 or 2.

For	Against	Abstain
31,937,306	116,891	839,626

TFS Small Cap Fund

Proposal 1:	To approve, with respect to the TFS Small Cap Fund, a new investment advisory agreement with TFS Capital LLC.

For	Against	Abstain
2,658,793	23,954	34,865

Proposal 3:	To approve adjournments of the meeting from time to time to solicit additional proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to approve Proposals 1 or 2.

For	Against	Abstain
3,648,834	36,815	33,178

TFS Hedged Futures Fund

Proposal 1:	To approve, with respect to the TFS Hedged Futures Fund, a new investment advisory agreement with TFS Capital LLC.

For	Against	Abstain
884,896	2,547	2,852

Proposal 3:	To approve adjournments of the meeting from time to time to solicit additional proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to approve Proposals 1 or 2.

For	Against	Abstain
1,236,078	1,423	0